Exhibit 99.1


SUPERVALU Reports Record First Quarter Fiscal 2008 Results Generating
      Another Quarter of Double-Digit Earnings Per Share Growth

     Company Tightens Fiscal 2008 Earnings Guidance Demonstrating
                         Confidence in Outlook


    MINNEAPOLIS--(BUSINESS WIRE)--July 24, 2007--SUPERVALU INC. (NYSE:SVU) today reported record results for the first quarter of fiscal 2008, which ended June 16, 2007, marking the completion of four full quarters as a retail powerhouse. The company reported fiscal 2008 first quarter record net sales of $13.3 billion compared to $5.8 billion in the first quarter of fiscal 2007, record net earnings of $148 million compared to $87 million last year and diluted earnings per share of $0.69 compared to $0.57 last year, a 21 percent increase. First quarter results include net after-tax charges of approximately $17 million, or $0.08 per diluted share, related to one-time acquisition related costs. Last year's first quarter results include net after-tax charges of approximately $9 million, or $0.06 per diluted share related to one-time acquisition related costs. On June 2, 2006, SUPERVALU completed its acquisition of Albertsons' premier retail properties which transformed SUPERVALU into one of the nation's largest supermarket chains with leading market shares across the country. Prior year results do not include operating results from the acquired properties.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "As we pass the one year mark of the acquisition of Albertsons' premier retail properties which transformed SUPERVALU into a $44 billion coast-to-coast retail powerhouse, we are on track. On all fronts, this was a highly successful first year which sets the foundation for the next two years of our journey following the acquisition. Today's announcement of a double-digit increase in our first quarter earnings completes a full year of double-digit accretive results. We are now beginning to execute our business plans that will maximize the full potential of our transformed company including the delivery of synergies. Today, by raising the bottom end of our fiscal 2008 diluted earnings per share guidance range by $0.05, we now expect earnings per share in the range of $2.93 to $3.03 before one-time acquisition related costs of $0.20. We are confident that our second year as a transformed company will continue to generate value for our shareholders."

    Segment Results

    Retail Food Segment - First quarter retail net sales were a record $10.4 billion compared to $2.9 billion last year, primarily reflecting the acquisition of Albertsons' premier retail properties. Identical store sales growth on a combined basis, as if the newly acquired operations were in the store base for more than a year, increased 1.2 percent in the first quarter. The acquired stores identical store sales growth in the quarter increased 1.7 percent. Identical store sales for stores in existence prior to the acquisition decreased 0.4 percent and when adjusted for planned in-market expansion increased approximately 70 basis points.

    Reported retail operating earnings for the first quarter were a record $449 million, or 4.3 percent of sales, reflecting the fiscal 2007 acquisition of Albertsons' premier retail properties. Last year's first quarter reported operating earnings were $128 million, or 4.4 percent of sales. Last year's first quarter reported operating earnings included the benefit of approximately $10 million pre-tax, or approximately 40 basis points, from the sale of a minority partnership interest in two retail stores in the Northwest.

    As of June 16, 2007, SUPERVALU's retail store network of 2,464 stores included approximately 878 combination stores, 407 food stores, and 1,179 limited assortment food stores. Included in this total are 855 licensed limited assortment food stores and 121 fuel centers. Total owned retail square footage at the end of the first quarter of fiscal 2008 was approximately 71 million square feet, which increased approximately three percent exclusive of store closings.

    Supply Chain Services Segment - First quarter net sales for supply chain services were flat with the first quarter of fiscal 2007 at $2.9 billion as new business growth offset normal customer attrition.

    Reported supply chain services operating earnings for the first quarter were $67 million compared to $76 million last year. Reported operating earnings as a percent of sales was 2.3 percent compared to
2.6 percent in last year's first quarter. The decrease in operating earnings as a percent of sales primarily reflects shifts in customer and product mix combined with softer perishable margin performance in the current year.

    Other Items

    General corporate expense for the first quarter was $50 million compared to $36 million last year, primarily reflecting higher one-time acquisition related costs of $28 million pre-tax compared to $13 million last year. Net interest expense for the first quarter was $223 million compared to $26 million last year reflecting the assumption of debt and new borrowings from the acquisition.

    Capital spending for the first quarter was approximately $240 million, including approximately $10 million in capital leases.
Capital spending primarily included retail store expansion, store remodeling, and supply chain initiatives.

    Total debt to capital was approximately 62 percent at quarter end compared to approximately 64 percent at fiscal 2007 year end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

    Diluted weighted average shares outstanding in the quarter were 216 million shares compared to 156 million shares last year. The net increase was primarily due to the shares issued for the acquisition. As of June 16, 2007, SUPERVALU had approximately 213 million shares outstanding.



Fiscal 2008 Guidance
                                    Diluted Earnings Per Share Summary
                                    Previous Guidance   New Guidance
                                       Fiscal 2008      Fiscal 2008
----------------------------------------------------------------------
Reported diluted earnings per share  $2.68 to $2.87    $2.73 to $2.83
One-time acquisition related costs   $0.20 to $0.16        $0.20
----------------------------------------------------------------------
Diluted earnings per share before    $2.88 to $3.03    $2.93 to $3.03
 one-time costs
Weighted average diluted shares        214 to 217        216 to 218
 outstanding (millions)


    SUPERVALU's fiscal 2008 outlook includes business assumptions, such as:

    --  Net sales are estimated to be approximately $44 billion;

    -- Identical store sales for the combined retail network, as if the newly acquired operations were in the store base for more than a year, are projected to increase 1 to 2 percent;

    -- Store development plans are projected to be approximately 25 to 30 standard size stores and 60 to 80 limited assortment stores, including licensed stores. Major remodels are estimated at approximately 100 to 110 stores;

    -- Sales attrition, exclusive of new business, in the traditional food distribution business will approximate four to five percent for the year;

    -- The second and third quarters of fiscal 2008 will consist of 12 weeks of operating results of the Acquired Operations compared to 13 weeks for the second and third quarters of fiscal 2007;

    -- Stock option expense is projected to be approximately $0.12 per diluted share, compared to $0.08 in fiscal 2007 representing the larger employee base of the company;

    -- Total capital spending is projected to be approximately $1.2 billion, including capital leases; and

    --  The effective tax rate is estimated to be 39 percent.

    A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 18419016 and through the company's Web site at www.supervalu.com. The conference call archive will be available through August 23, 2007.

    About SUPERVALU INC

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of approximately $44 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,450 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 190,000 employees. For more information about SUPERVALU visit www.supervalu.com.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, and the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, escalating costs of providing employee benefits, and other labor relations issues including contract negotiations, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                                           June 16, 2007 June 17, 2006
(In millions, except per share data)        (16 weeks)    (16 weeks)
----------------------------------------------------------------------

Net sales
  Retail food and drug                          $10,423        $2,930
                                                     78%           51%
  Supply chain services                           2,869         2,853
                                                     22%           49%
----------------------------------------------------------------------
    Total net sales                             $13,292        $5,783
                                                  100.0%        100.0%
======================================================================

Operating earnings
  Retail food and drug operating earnings       $   449        $  128
  Supply chain services operating earnings           67            76
  General corporate expenses                         50            36
----------------------------------------------------------------------
    Total operating earnings                        466           168
  Interest expense, net                             223            26
----------------------------------------------------------------------
    Operating earnings before income taxes      $   243        $  142
  Income tax expense                                 95            55
----------------------------------------------------------------------
    Net earnings                                $   148        $   87
======================================================================


LIFO charge                                     $     7        $    3

Depreciation and amortization
  Retail food and drug                          $   295        $   57
  Supply chain services                              29            30
----------------------------------------------------------------------
Total                                           $   324        $   87
======================================================================




SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                               June 16, 2007         June 17, 2006
(In millions, except per   (16 weeks) % of sales (16 weeks) % of sales
 share data)
----------------------------------------------------------- ----------

Net sales                     $13,292     100.0%     $5,783     100.0%
Cost of sales                  10,209      76.8%      4,968      85.9%
----------------------------------------------------------------------
Gross profit                    3,083      23.2%        815      14.1%

Selling, general and
 administrative expenses        2,617      19.7%        647      11.2%
----------------------------------------------------------------------
Operating earnings                466       3.5%        168       2.9%

  Interest expense, net           223       1.7%         26       0.4%
----------------------------------------------------------------------
Earnings before income
 taxes                            243       1.8%        142       2.5%
Income tax expense                 95       0.7%         55       1.0%
----------------------------------------------------------------------

Net earnings                  $   148       1.1%     $   87       1.5%
======================================================================


Earnings per common share
Basic
    Net earnings              $  0.70                $ 0.59
Diluted
    Net earnings              $  0.69                $ 0.57
Weighted average number of
 common shares outstanding
    Basic                         211                   147
    Diluted                       216                   156




SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE
 SHEETS
(In millions)
                                      June 16, 2007    February 24,
                                                           2007
                                       (unaudited)
----------------------------------------------------------------------

ASSETS
Current Assets
  Cash and cash equivalents                  $   286           $   285
  Accounts and notes receivable, net             911               957
  Inventories                                  2,827             2,749
  Prepaid and other current assets               337               469
----------------------------------------------------------------------
    Total Current Assets                       4,361             4,460

Land, buildings, leasehold
 improvements and equipment, net               7,380             8,415

Goodwill                                       6,864             5,921

Intangibles, net                               1,997             2,450

Other assets                                     538               456
----------------------------------------------------------------------

Total Assets                                 $21,140           $21,702
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued
   liabilities                               $ 3,263           $ 3,548
  Current maturities of long-term
   debt and capital lease
   obligations                                   395               286
  Other current liabilities                      800               871
----------------------------------------------------------------------
    Total Current Liabilities                  4,458             4,705

Long-term debt and obligations under
 capital Leases                                8,936             9,192

Other long-term liabilities and
 deferred credits                              2,091             2,499

Total Stockholder's Equity                     5,655             5,306

----------------------------------------------------------------------

Total Liabilities and Stockholders'
 Equity                                      $21,140           $21,702
======================================================================



    CONTACT: SUPERVALU INC.
             Investors and Financial Media:
             Yolanda Scharton, 952-828-4540
             yolanda.scharton@supervalu.com
             or
             Jean Giese, 952-828-4939
             jean.giese@supervalu.com